UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

PASITHEA THERAPEUTICS CORP.
(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Pasithea Therapeutics Urges Stockholders to Reject Activist Camac Group’s Unjustified Campaign

Stockholders Should Protect Upside in Potential Groundbreaking Therapies for MS, ALS and Other Large
Unmet Medical Conditions from Activist’s Apparent Cash Grab

Board Unanimously Recommends Stockholders to Sign, Date and Return GOLD Consent Revocation Card

MIAMI BEACH, FL, August 2, 2022 - Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), a biotechnology company focused on the discovery, research and development of new and effective treatments for psychiatric and neurological disorders, today announced that it has filed its definitive consent revocation statement with the U.S. Securities and Exchange Commission (“SEC”) and sent a letter to Pasithea stockholders. The letter outlines Pasithea’s response to the consent solicitation to call a Special Meeting of Stockholders (“Special Meeting”) by Camac Partners, LLC, Camac Capital, LLC, Concord IP2 Ltd., Elderhill Corporation, Leonite Capital LLC, Eric Shahinian, David Delaney, and Avi Geller (collectively, the “Camac Group”). The Board of Directors of Pasithea unanimously urges stockholders to reject what it believes is the Camac Group’s misguided and self-serving attempt to undermine the Company’s progress and destroy its meaningful upside potential. Pasithea urges its stockholders to sign, date, and return Pasithea’s GOLD consent revocation card and discard any white consent solicitation card received from the Camac Group.

The letter to stockholders outlines the Company’s commitment to advancing its potentially groundbreaking therapies to grow stockholder value and underscores how Pasithea believes the Camac Group’s self-serving and short-sighted campaign is an attempt to co-opt the Company’s cash and eliminate significant potential future value from stockholders.

The full text of the letter is as follows:

August 2, 2022

Dear Pasithea Stockholders,

Pasithea Therapeutics is writing to you in connection with the Camac Group’s self-serving campaign to replace the Board of Directors who were just overwhelmingly re-elected in late June 2022 by the Company’s stockholders by calling for a Special Meeting.

Your Board believes the Camac Group appears to be attempting to co-opt the Company’s cash and eliminate significant upside potential as we continue our activities to develop potentially groundbreaking therapies for psychiatric and neurological diseases with enormous unmet needs, such as multiple sclerosis (“MS”) and amyotrophic lateral sclerosis (“ALS”). The Camac Group’s public commentary and proxy materials demonstrate a concerning ignorance of early-stage biotechnology companies, suggesting its sole objective is to take control of the Company and possibly liquidate Pasithea less than a year after the company’s initial public offering.

YOU INVESTED IN AN EARLY-STAGE BIOTECH, PASITHEA, FOR ITS SIGNIFICANT POTENTIAL UPSIDE

VOTE ON THE GOLD CONSENT REVOCATION CARD TO PROTECT THE VALUE OF YOUR INVESTMENT
AND SIGNIFICANT UPSIDE POTENTIAL

DO NOT SUPPORT CAMAC GROUP’S ATTEMPTED SELF-SERVING CASH GRAB

Your Board unanimously urges you to reject the Camac Group’s short-sighted campaign by signing, dating and returning the GOLD consent revocation card and discarding any further materials and white consent cards you receive from the Camac Group.

Pasithea has only been incorporated for two years and went public less than a year ago with a mandate from stockholders to develop novel and groundbreaking drugs. We are doing exactly that.

Since the Company’s founding approximately two years ago, we have:

●	Focused on drug development programs for psychiatric and neurological disorders, including schizophrenia and MS
●	Raised over $55 million via an IPO in September 2021, a private placement in November 2021 and a non-dilutive drug development research grant in July 2022, demonstrating market endorsement and validation of our business plan for developing therapeutic opportunities
●	Enhanced and diversified our portfolio with the non-cash acquisition of Alpha-5 Integrin, LLC (“Alpha-5”), a pre-clinical stage company developing a promising monoclonal antibody for the treatment of ALS and other neuroinflammatory disorders in June 2022
●	Secured the Company’s largest stockholder, through its acquisition of Alpha-5, who has a demonstrated track record of partnering with scientists and doctors to develop revolutionary products that address unmet medical needs. The stockholder is the Chairman and CEO of PBM Capital. Since 2010, PBM Capital and its portfolio companies have created more than $10 billion in stockholder value[1]

Pasithea is actively continuing its efforts to develop its product pipeline and achieve value-creating milestones.

PASITHEA’S ACCOMPLISHED BOARD AND MANAGEMENT TEAM HAVE THE EXPERTISE AND
EXPERIENCE NECESSARY TO ADVANCE DEVELOPMENT OF OUR PROPRIETARY DRUG CANDIDATES

Pasithea’s Board and management team are experts in the fields of neuroscience and neuropsychopharmacology and equipped with the skillsets necessary to successfully run an early-stage biotechnology company and continue developing the Company’s promising portfolio of proprietary drug candidates that could serve enormous unmet medical needs and generate substantial upside for stockholders.

1 Source: https://www.pbmcap.com/companies

Our team includes Professor Lawrence Steinman, a world-recognized leading authority on MS and a developer of Tysabri, a drug approved to treat patients with MS and Crohn's disease. Tysabri is a monoclonal antibody targeting Alpha-4beta1 Integrin marketed by Biogen with over $2 billion in worldwide sales in 2021. Additionally, Professor Steinman is a co-founder of Neurocrine Biosciences, which is now a publicly traded $9 billion biopharmaceutical company, and served on the board of directors of Centocor from 1989 to 1998, one of the nation’s largest biotechnology companies at the time, until it was sold to Johnson & Johnson for $4.9 billion.

On the contrary, the Camac Group points to no prior experience investing in or serving on the board of directors of an early-stage biotechnology company. With no relevant experience, it is apparent that the Camac Group is not interested in running Pasithea and does not have the ability nor skillsets required to continue developing our potentially groundbreaking drug candidates and effectively manage and operate a biotechnology company.

DON’T BE MISLED: THE CAMAC GROUP IS DISTORTING THE FACTS AND EXPLOITING A HISTORIC MARKET DOWNTURN TO JUSTIFY A TAKEOVER CAMPAIGN OUTSIDE

OF PASITHEA’S ANNUAL MEETING CYCLE AT THE EXPENSE OF THE COMPANY’S STOCKHOLDERS

We believe the Camac Group demonstrates a concerning ignorance of early-stage biotechnology companies and current market conditions in an effort to justify their attempted cash grab. Stockholders should be aware of some important facts:

●	The Camac Group’s campaign is entirely unwarranted as Pasithea has been publicly traded for less than one year (during one of the worst biotech downturns in history) and the Company’s directors were just re-elected by stockholders in June 2022
o	At our 2022 Annual Meeting, Pasithea’s directors received the support of an overwhelming majority of the shares voted and nearly all stockholders not affiliated with the Camac Group
●	By attempting to hold an extraordinary meeting immediately after our annual meeting, The Camac Group is demonstrating a callous disregard for the Company resources that they claim to care so much about
o	This wasteful disregard by the Camac Group of the Company’s funds and diversion of the Company’s precious resources detracts from advancing groundbreaking therapies.
o	We anticipate that, if successful in its efforts, the Camac Group will undoubtedly seek recovery of its expenses incurred in connection of this misguided and self-interested attempt to take over Pasithea, much like the Camac Group did in its campaign at Liberated Syndication where it recovered approximately $600,000 in expenses
●	It is ludicrous to call Pasithea’s directors entrenched when its longest-tenured directors have only served on the Board for approximately two years (and the Company is only two years old)
●	Pasithea met with the Camac Group once it began acquiring shares in March 2022 and the Camac Group demanded a controlling stake of the Board. At the time, the Camac Group failed to articulate any strategy for the Company
o	The Camac Group has still failed to articulate any clear strategy
●	Pasithea's financial performance, capital raising efforts and use of stock for strategic acquisitions to preserve cash for research and development activities compares favorably with other early-stage biotechnology companies
o	Pasithea’s Board and management team have successfully managed the Company’s balance sheet, placing Pasithea in a strong cash position for development and operating activities amidst the current market downturn

●	The Camac Group’s stock performance criticisms distort the facts and conveniently ignore the substantial downturn in biotechnology stocks, companies that have recently undergone an IPO[2] and the broader stock market[3]
●	The disingenuous stock performance comparisons made by the Camac Group include indices that are not relevant to Pasithea. A more appropriate comparison is to the U.S. Small Cap Biotechnology Stock Index

KTTA Returns Compared with the NASDAQ US Small Cap Biotechnology Index

	1 Month	6 Months	Year-to-Date (as of 7.29.22)
KTTA	14%	4%	(34%)
NASDAQ US Small Cap Biotech Index	8%	(14%)	(34%)

●	The Camac Group, if successful, will undoubtedly ask other Pasithea stockholders to foot the bill for its self-serving campaign by seeking recovery from the Company of its expenses, which are likely hundreds of thousands of dollars and growing, yet another wasteful and unnecessary expenditure of stockholder resources
●	In addition to depriving stockholders of massive potential upside, the Camac Group’s campaign, if successful, will result in the Camac Group taking control of Pasithea without paying any premium to stockholders

The only explanation for the Camac Group to want total control of Pasithea’s Board is so they can liquidate the Company immediately, deplete the Company of its cash, and claim victory. Your Board urges you to reject the Camac Group’s self-serving effort that could result in the dismantling of the Company before it even has the opportunity to fully develop its potentially life-saving treatments and reward its stockholders.

SIGN, DATE AND RETURN THE GOLD CONSENT REVOCATION CARD TO PROTECT YOUR UPSIDE

AND PREVENT A LIQUIDATION

Your Board strongly urges you to reject the Camac Group’s campaign by signing, dating and returning the enclosed GOLD proxy card to revoke any written consent card you may have previously returned to the Camac Group. DO NOT RETURN ANY WHITE CONSENT CARD you may have received from the Camac Group.

If you want to support Pasithea and its groundbreaking therapeutics, then never return any white cards and only return the GOLD card.

Your continued support is greatly appreciated.

Unanimously,

Pasithea’s Board of Directors

2 S&P U.S. IPO & Spinoff Index, https://www.spglobal.com/spdji/en/indices/strategy/sp-us-ipo-spinoff-index/#overview

3 NASDAQ Composite Index, https://www.nasdaq.com/market-activity/index/comp

If you have any questions or need assistance

submitting your GOLD Revocation Card please contact:

745 Fifth Avenue, 5th Floor

New York, NY 10151

Call Toll Free: (866) 581-1514

Email: contactus@kingsdaleadvisors.com

Important Additional Information and Where to Find It

INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE CONSENT REVOCATION SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING GOLD REVOCATION CARD AND ANY OTHER RELEVANT DOCUMENTS THAT PASITHEA WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Solicitation Statement (including any amendments or supplements thereto), the accompanying GOLD revocation card, and any other documents filed by Pasithea with the SEC in connection with the Special Meeting Solicitation at the SEC’s website (www.sec.gov), at Pasithea’s website (http://ir.pasithea.com) or by calling Pasithea’s Chief Executive Officer at 305-493-8080.

Certain Information Regarding Participants to the Solicitation

Pasithea, its directors and certain of its executive officers and employees are deemed to be participants in a solicitation of consent revocations from Pasithea’s shareholders in connection with a pending consent solicitation by a shareholder seeking consents to call a special meeting of shareholders (the “Special Meeting Solicitation”). On July 28, 2022, Pasithea filed its definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) and accompanying form of GOLD revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of consent revocations relating to the Special Meeting Solicitation. Information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto.

About Pasithea Therapeutics Corp.

Pasithea Therapeutics Corporation is a U.S. biotechnology company focused on the research and discovery of new and effective treatments for psychiatric and neurological disorders. With an experienced team of experts in the fields of neuroscience and psychopharmacology, Pasithea is developing new molecular entities for the treatment of psychiatric and neurological disorders. Pasithea is also focused on addressing the needs of patients currently suffering with mental illness by providing access to IV ketamine infusions both in clinics and in-home settings.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Pasithea Therapeutics Corp. Company Contact

Dr. Tiago Reis Marques

Chief Executive Officer

E: tiago@pasithea.com

Michael Fein

Kingsdale Advisors

T: 646-651-1641

E: mfein@kingsdaleadvisors.com

Pasithea Therapeutics Corp. Media Contact

Paul Caminiti/Nicholas Leasure

Reevemark

T: 212-433-4600

E: PasitheaTeam@reevemark.com

Pasithea Therapeutics Corp. Investor Relations

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com